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                                                                      EXHIBIT 12

                     BANC ONE CORPORATION AND SUBSIDIARIES
     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                         YEARS ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           1997        1996        1995        1994        1993
              $(MILLIONS)                --------    --------    --------    --------    --------
CALCULATION EXCLUDING INTEREST ON
  DEPOSITS:
EARNINGS:
  Income before income taxes and change
     in accounting principle...........  $1,968.3    $2,496.8    $2,173.5    $1,806.2    $1,914.7
  Fixed charges........................   1,511.9     1,202.3       968.7       727.0       397.0
  Less: Capitalized interest...........      (1.9)       (4.9)       (1.7)       (1.0)       (0.7)
                                         --------    --------    --------    --------    --------
  Earnings.............................  $3,478.3    $3,694.2    $3,140.5    $2,532.2    $2,311.0
                                         ========    ========    ========    ========    ========
FIXED CHARGES:
  Interest expense, including interest
     factor of capitalized leases and
     amortization of deferred debt
     expense...........................  $1,448.1    $1,142.3    $  912.4    $  666.8    $  345.4
  Portion of rental payments under
     operating leases deemed to be
     interest..........................      63.8        60.0        56.3        60.2        51.6
                                         --------    --------    --------    --------    --------
  Fixed charges........................  $1,511.9    $1,202.3    $  968.7    $  727.0    $  397.0
                                         ========    ========    ========    ========    ========
RATIO OF EARNINGS TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS.......      2.30x       3.07x       3.24x       3.48x       5.82x

CALCULATION INCLUDING INTEREST ON
  DEPOSITS:
EARNINGS:
  Income before income taxes and change
     in accounting principle...........  $1,968.3    $2,496.8    $2,173.5    $1,806.2    $1,914.7
  Fixed charges........................   4,057.0     3,662.5     3,395.1     2,560.2     2,001.9
  Less: Capitalized interest...........      (1.9)       (4.9)       (1.7)       (1.0)       (0.7)
                                         --------    --------    --------    --------    --------
  Earnings.............................  $6,023.4    $6,154.4    $5,566.9    $4,365.4    $3,915.9
                                         ========    ========    ========    ========    ========
FIXED CHARGES:
  As detailed above....................  $1,511.9    $1,202.3    $  968.7    $  727.0    $  397.0
  Interest on deposits.................   2,545.1     2,460.2     2,426.4     1,833.2     1,604.9
                                         --------    --------    --------    --------    --------
  Fixed charges........................  $4,057.0    $3,662.5    $3,395.1    $2,560.2    $2,001.9
                                         ========    ========    ========    ========    ========
RATIO OF EARNINGS TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS.......      1.48x       1.68x       1.64x       1.71x       1.96x
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